LIST OF SUBSIDIARIES


                                        State or Other
                                        Jurisdiction of          Name Under Which
Subsidiary                               Organization            Business Done
----------                              ---------------          ----------------

Central Asian Petroleum, Inc.              Delaware              Central Asian
                                                                 Petroleum, Inc.

Central Asian Petroleum                    Guernsey              Central Asian
(Guernsey) Limited                                               Petroleum (Guernsey)
                                                                 Limited

Karakuduk-Munay, Inc.                      Kazakstan             Karakuduk-Munay, Inc.

Road Runner Service                        Colorado              Road Runner
Company, Inc.                                                    Service Company, Inc.
